EXHIBIT 10.1

AMENDMENT NO. 2 TO EMPLOYMENT AGREEMENT

This Amendment No. 2 to Employment Agreement (the "Amendment") is made this 24th day of August, 2018, by and among Citizens & Northern Corporation, a Pennsylvania business corporation (the "Corporation"), Citizens & Northern Bank (the "Bank"), a Pennsylvania chartered bank, and J. Bradley Scovill, an adult individual ("Executive").

WHEREAS, the Corporation, the Bank and Executive entered into an Employment Agreement, effective as of March 2, 2015 (the "Employment Agreement"); and

WHEREAS, the Corporation, the Bank and Executive entered into Amendment No. 1 to the Employment Agreement, effective as of June 26, 2017, to extend the end date of the Employment Period by one (1) year from March 1, 2018 until March 1, 2019; and

WHEREAS, in recognition of the valued services provided by Executive to the Corporation and the Bank, the Corporation and the Bank desire to further amend the Employment Agreement to modify and extend the Employment Period in Section 3(a) by providing for a three (3) year evergreen term and by modifying the cash payment amount in Sections 7 and 8 to include the value of stock based incentives awarded to Executive, as an incentive for Executive to continue to provide such valued services in the future.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, for good and valuable consideration, and intending to be legally bound hereby, the Corporation, the Bank and Executive agree as follows:

1.       Section 3(a) of the Employment Agreement is hereby amended by deleting the existing Section 3(a) in its entirety and adding a new Section 3(a) which shall read in its entirety as follows:

3.   Term of Agreement.

(a)       Employment Period. This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the date of this Amendment No. 2, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later; provided, however, that the Employment Period shall be automatically renewed one year later on the first anniversary date of the commencement of the Employment Period (the “Renewal Date”) for a period ending three (3) years from the Renewal Date unless either party shall give written notice of non-renewal to the other party at least ninety (90) days prior to the Renewal Date, in which event this Agreement shall terminate at the end of the Employment Period. If this Agreement is renewed on the Renewal Date, it will be automatically renewed on the first anniversary date of the Renewal Date and each subsequent year (the “Annual Renewal Date”) for a period ending three (3) years from each Annual Renewal Date, unless either party gives written notice of non-renewal to the other party at least ninety (90) days prior to the Annual Renewal Date, in which case this Agreement will continue in effect for a term ending two (2) years from the Annual Renewal Date immediately following such notice.

2.       Section 7(a)(i) of the Employment Agreement is hereby amended by deleting existing Section 7(a)(i) in its entirety and adding a new Section 7(a)(i) which shall read in its entirety as follows:

Section 7.      Rights in the Event of a Termination of Employment Pursuant to a Change in Control.

(a)       Right to Compensation. In the event of a Termination Pursuant to a Change in Control, Executive shall be entitled to receive the compensation and benefits set forth below:

(i)       Executive shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two point ninety-nine (2.99) times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) or any amendments or supplements thereto (“Share-Based Payments”). The amount shall be subject to federal, state, and local tax withholdings.

3.       Section 8(a) of the Employment Agreement is hereby amended by deleting the existing Section 8(a) in its entirety and adding a new Section 8(a) which shall read in its entirety as follows:

Section 8. Rights in Event of Termination of Employment Absent Change in Control.

(a)       If Executive’s employment is involuntarily terminated by the Corporation or the Bank without Cause or is terminated by Executive for Good Reason pursuant to Section 3(c) (other than a Termination Pursuant to a Change in Control), then Bank shall pay (or cause to be paid) to Executive, within twenty (20) days following termination, a lump sum cash payment equal to one (1) times the sum of (1) the highest Annual Base Salary as defined in Section 4(a) during the immediately preceding three calendar years, (2) the highest cash bonus and other cash incentive compensation earned by him with respect to one of the three calendar years immediately preceding the year of termination and (3) the highest value of stock options and other stock based incentives awarded to the Executive with respect to one of the three calendar years immediately preceding the year of termination, which value shall be based upon the grant-date fair value of the award determined in accordance with SFAS 123(R) or any amendments or supplements thereto (“Share-Based Payments”). The amount shall be subject to federal, state and local tax withholdings. In addition, for a period of one (1) year from the date of termination of employment, Executive shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Executive’s participation in the Bank’s life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Executive during the one (1) year prior to his termination of employment, or, if Bank cannot provide such benefits because Executive is no longer an employee, a dollar amount equal to the cost of Executive obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Executive shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Agreement.

4.       In all other respects, the Employment Agreement, as amended above, is hereby ratified and confirmed by the Corporation, the Bank and Executive. All other provisions of the Employment Agreement shall remain in full force and effect as amended hereby.

IN WITNESS WHEREOF, the parties, each intending to be legally bound, have executed this Amendment as of the date, month and year first above written.

ATTEST:	CITIZENS & NORTHERN CORPORATION

/s/ Kimberly N. Battin	By: /s/ Leo F. Lambert
Kimberly N. Battin, Secretary	Leo F. Lambert, Chairman

ATTEST:	CITIZENS & NORTHERN BANK

/s/ Kimberly N. Battin	By: /s/ Leo F. Lambert
Kimberly N. Battin, Secretary	Leo F. Lambert, Chairman

WITNESS:	EXECUTIVE

/s/ Kimberly N. Battin	By: /s/ J. Bradley Scovill
Kimberly N. Battin	J. Bradley Scovill